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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS CONSENT


THE BOARD OF DIRECTORS
DATA RACE, INC.


We consent to the incorporation by reference herein of our report dated September 2, 1998, relating to the balance sheets of Data Race, Inc. as of June 30, 1998 and 1997 and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 Annual Report on
Form 10-K of Data Race, Inc.

Our Report dated September 2, 1998 contains an explanatory paragraph that states that the Company has suffered recurring losses and incurred negative cash flows from operations, which conditions raise substantial doubt about the Company's ability to continue as a going concern. The financials statements do not include any adjustments that might result from the outcome of that uncertainty.


                                       /s/ KPGM LLP
                                       ------------------------------
                                       KPMG LLP

February 16, 1999
San Antonio, Texas